Exhibit K
Email to All ArcSight Employees from General Counsel
Dear ArcSighters,
We have received a number of questions regarding the trading window and the impact of the transaction with HP on your options.
With respect to the trading window, the window currently remains open, so you are able to trade in ArcSight securities. We anticipate that the trading window will close on October 1, 2010, as is generally the case under our insider trading policy, as it is the first day of the last month of our fiscal quarter.
With respect to the impact of the transaction with HP on your options, the merger agreement provides that vested options will be cashed out at the tender offer price of $43.50 (less the exercise price for each vested share subject to your option) and that unvested options will be assumed. We will hold informational sessions regarding your options as we get closer to the closing date. For now, please see the Form 8-K and the merger agreement attached to it for additional details.
Regards,
Trâm
Trâm T. Phi
ArcSight, Inc.
Vice President and General Counsel
Forward-Looking Statements
This press release contains projections and other forward-looking statements regarding the expected performance of Hewlett-Packard Company (“HP”) following completion of the acquisition, including statements related to HP’s product and service offerings and the future of the enterprise threat and risk management market. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the merger, the potential impact on the business of ArcSight, Inc. (“ArcSight”) due to the uncertainty about the acquisition, the retention of employees of ArcSight and the ability of HP to successfully integrate ArcSight and to achieve expected benefits. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of ArcSight’s filings with the United States Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q.
Securities Law Disclosures
This report is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of ArcSight common stock will be made only pursuant to an offer to purchase and related materials that HP intends to file with the United States Securities and Exchange Commission. ArcSight stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Once filed, copies of the tender offer statement on Schedule TO, the offer to purchase and related documents will be made available to ArcSight stockholders at no expense to them. In addition, those materials will be available without charge from ArcSight Investor Relations at (415) 293-4427 or by email at robert.dougherty@fd.com, or the United States Securities and Exchange Commission through the Commission’s website at www.sec.gov. ArcSight stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.